EXHIBIT 99.1

Investor Relations contact: Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com Media Relations contact: Jamie Falkowski Tel: 415-278-7942 media_relations@gymboree.com

The Gymboree Corporation Reports Second Quarter 2008 Results

San Francisco, Calif., August 20, 2008 - The Gymboree Corporation (NASDAQ: GYMB) today reported earnings for the second fiscal quarter ended August 2, 2008, of $8.0 million or $0.27 per diluted share. This compares to earnings of $5.8 million or $0.19 per diluted share for the same period of the prior year.

Net sales from retail operations for the fiscal quarter ended August 2, 2008, totaled $202.8 million, a 13% increase over the $179.9 million in net sales from retail operations for the second fiscal quarter of the prior year. As previously reported, comparable store sales for the second fiscal quarter increased 1% over the same period last year. Total net sales for the second fiscal quarter were $205.7 million, an increase of 13% compared to total net sales of $182.4 million for the second fiscal quarter last year.

Business Outlook

For the third fiscal quarter, the Company expects flat to slightly negative comparable store sales over the same period of the prior year. The Company expects earnings for the third fiscal quarter to be in the range of $1.02 to $1.04 per diluted share. For the full fiscal year 2008, the Company expects net income to be in the range of $3.15 to $3.20 per diluted share.

Management Presentations

The live broadcast of the discussion of second quarter 2008 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, August 20, 2008. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.” A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday, August 27, 2008, at 800-642-1687, Passcode 32948531.

Gymboree reports same store sales results on a quarterly basis and provides a business update at the end of each month. The next monthly business updates will be available on Thursday, September 4, 2008, October 9, 2008, and November 6, 2008, respectively. Please listen to our monthly business update by calling the Company’s Investor Relations Hotline at 415-278-7933. Each monthly recording will be available through Wednesday of the following week after initial release.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of August 2, 2008, the Company operated a total of 835 retail stores: 606 Gymboree® stores (577 in the United States and 29 in Canada), 104 Gymboree Outlet stores, 101 Janie and Jack® shops and 24 Crazy 8® stores in the United States.

The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 597 franchised and Company-operated centers in the United States and 30 other countries.

Forward-Looking Statements

The foregoing financial information for the second fiscal quarter ended August 2, 2008, is un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended February 2, 2008. These forward-looking statements reflect The Gymboree Corporation’s expectations as of August 20, 2008. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack and Crazy 8 are registered trademarks of The Gymboree Corporation.

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EXHIBIT A

THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended August 2, 2008	13 Weeks Ended August 4, 2007	26 Weeks Ended August 3, 2008	26 Weeks Ended August 4, 2007
Net sales:
Retail	$202,818	$179,854	$441,735	$386,575
Play & Music	2,930	2,500	6,118	5,079
Total net sales	205,748	182,354	447,853	391,654
Cost of goods sold, including
buying and occupancy expenses	(111,806)	(102,141)	(230,493)	(207,641)
Gross profit	93,942	80,213	217,360	184,013
Selling, general and administrative expenses	(81,067)	(71,737)	(162,892)	(141,930)
Operating income	12,875	8,476	54,468	42,083
Other income	417	637	698	1,755
Income before income taxes	13,292	9,113	55,166	43,838
Income tax expense	(5,281)	(3,311)	(22,117)	(17,181)
Net income	$8,011	$5,802	$33,049	$26,657

Net income per share:
Basic	$0.29	$0.20	$1.19	$0.90
Diluted	$0.27	$0.19	$1.14	$0.86

Weighted average shares outstanding:
Basic	27,988	29,323	27,765	29,659
Diluted	29,166	30,452	29,060	30,846
Operating Data:
Stores Open at the Beginning of the Period	811	720	786	698
New Stores	26	20	51	45
Closed Stores	(2)	(1)	(2)	(4)
Stores Open at the End of the Period	835	739	835	739

Gross Store Square Footage	1,623,000	1,410,000	1,623,000	1,410,000
Merchandise Inventories per Square Foot	$80	$82	$80	$82

Supplemental Financial Information
Depreciation and amortization	$8,616	$7,510	$17,021	$14,704
Interest income, net	$349	$648	$586	$1,742
Stock-based compensation	$4,913	$2,960	$9,424	$5,638

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 2, 2008	Febrauary 2, 2008	August 4, 2007
Current Assets
Cash and cash equivalents	$43,775	$33,313	$34,023
Accounts receivable	16,680	12,640	17,700
Merchandise inventories	129,099	119,523	115,677
Prepaid income taxes	22,495	-	18,412
Prepaid expenses and deferred taxes	25,244	23,748	23,406
Total current assets	237,293	189,224	209,218

Property and Equipment, net	200,730	185,357	177,983
Lease Rights, Deferred Taxes and Other Assets	19,578	22,603	14,715

Total Assets	$457,601	$397,184	$401,916
Current Liabilities
Accounts payable	$53,876	$52,915	$57,391
Accrued liabilities	73,882	70,282	72,385
Income tax payable	-	7,989	-
Total current liabilities	127,758	131,186	129,776

Long Term Liabilities
Deferred rent and other liabilities	65,491	57,703	60,185

Stockholders' Equity	264,352	208,295	211,955

Total Liabilities and Stockholders' Equity	$457,601	$397,184	$401,916